UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

BLUE MOOSE MEDIA, INC.

(Exact name of registrant as specified in its charter)

Nevada	20-1431677
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3113 St. Christopher Ct., Antioch, CA	94509
(Address of principal executive officer)	(Zip Code)

Registrant’s telephone number, including area code: 925-219-3584

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $.001 par value

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12B-2 of the Exchange Act. (Check one):

Large accelerated filer	.	Accelerated filer	.

Non-accelerated filer	.	Smaller reporting company	X .

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays

SEC 1396 (05-06)

a currently valid OMB control number

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.

Business.

Blue Moose Media, Inc. (“the Company”) was originally incorporated in the State of Nevada on July 1, 2004 for the purpose of engaging in the business of providing video, DVD, CD-ROM and DVD-ROM production and design services. The Company originally focused on products to store and organize electronically all information related to an individual’s residential home, as well as wedding and event videos. Subsequently, the Company became inactive. The Company currently operates as a development stage enterprise seeking to enter into a reverse acquisition with an existing business or otherwise acquire an operating entity.

The Company has now focused its efforts on seeking a business opportunity. The Company will attempt to locate and negotiate with a business entity for the merger of that target company into the Company. In certain instances, a target company may wish to become a subsidiary of the Company or may wish to contribute assets to the Company rather than merge. No assurances can be given that the Company will be successful in locating or negotiating with any target company. The Company will provide a method for a foreign or domestic private company to become a reporting (“public”) company whose securities are qualified for trading in the United States secondary market.

PERCEIVED BENEFITS

There are certain perceived benefits to being a reporting company with a class of publicly-traded securities. These are commonly thought to include the following:

* the ability to use registered securities to make acquisitions of assets or businesses;

* increased visibility in the financial community;

* the facilitation of borrowing from financial institutions;

* improved trading efficiency;

* shareholder liquidity;

* greater ease in subsequently raising capital;

* compensation of key employees through stock options;

* enhanced corporate image;

* a presence in the United States capital market

POTENTIAL TARGET COMPANIES

A business entity, if any, which may be interested in a business combination with the Company may include the following:

* a company for which a primary purpose of becoming public is the use of its securities for the acquisition of assets or businesses;

* a company which is unable to find an underwriter of its securities or is unable to find an underwriter of securities on terms acceptable to it;

* a company which wishes to become public with less dilution of its common stock than would occur upon an underwriting;

* a company which believes that it will be able to obtain investment capital on more favorable terms after it has become public;

* a foreign company which may wish an initial entry into the United States securities market;

* a special situation company, such as a company seeking a public market to satisfy redemption requirements under a qualified Employee Stock Option Plan;

* a company seeking one or more of the other perceived benefits of becoming a public company.

A business combination with a target company will normally involve the transfer to the target company of the majority of the issued and outstanding common stock of the Company, and the substitution by the target company of its own management and board of directors. No assurances can be given that the Company will be able to enter into a business combination, as to the terms of a business combination, or as to the nature of the target company. The Company is voluntarily filing this Registration Statement with the Securities and Exchange Commission and is under no obligation to do so under the Securities Exchange Act of 1934.

Item 1A.

Risk Factors.

The Company's business is subject to numerous risk factors, including the following.

The Company has had very limited operating history and no revenues or earnings from operations. The Company has no significant assets or financial resources. The Company will, in all likelihood, sustain operating expenses without corresponding revenues, at least until the consummation of a business combination. This may result in the Company incurring a net operating loss which will increase continuously until the Company can consummate a business combination with a target company. There is no assurance that the Company can identify such a target company and consummate such a business combination.

Our proposed business plan is speculative in nature. The success of the Company's proposed plan of operation will depend to a great extent on the operations, financial condition and management of the identified target company. While management will prefer business combinations with entities having established operating histories, there can be no assurance that the Company will be successful in locating candidates meeting such criteria. In the event the Company completes a business combination, of which there can be no assurance, the success of the Company's operations will be dependent upon management of the target company and numerous other factors beyond the Company's control.

The Company is and will continue to be an insignificant participant in the business of seeking mergers with and acquisitions of business entities. A large number of established and well-financed entities, including venture capital firms, are active in mergers and acquisitions of companies which maybe merger or acquisition target candidates for the Company. Nearly all such entities have significantly greater financial resources, technical expertise and managerial capabilities than the Company and, consequently, the Company will be at a competitive disadvantage in identifying possible business opportunities and successfully completing a business combination. Moreover, the Company will also compete with numerous other small public companies in seeking merger or acquisition candidates.

The Company has no current arrangement, agreement or understanding with respect to engaging in a merger with or acquisition of a specific business entity. There can be no assurance that the Company will be successful in identifying and evaluating suitable business opportunities or in concluding a business combination. Management has not identified any particular industry or specific business within an industry for evaluation by the Company. There is no assurance that the Company will be able to negotiate a business combination on terms favorable to the Company. The Company has not established a specific length of operating history or a specified level of earnings, assets, net worth or other criteria which it will require a target company to have achieved, or without which the Company would not consider a business combination with such business entity. Accordingly, the Company may enter into a business combination with a business entity having no significant operating history, losses, limited or no potential for immediate earnings, limited assets, negative net worth or other negative characteristics.

Our management has limited time to devote to our business. While seeking a business combination, management anticipates devoting only a limited amount of time per month to the business of the Company. There is no formal employment agreement with our management. The Company has not obtained key man life insurance on its officer and director. The Company believes that a replacement for this individual, if his services are terminated by either the Company or by him, is a likely scenario and therefore his departure would not adversely affect development of the Company's business and its likelihood of continuing operations.

The Company's officer and director participates in other business ventures which may compete directly with the Company. Additional conflicts of interest and non-arms length transactions may also arise in the future. Management has adopted a policy that the Company will not seek a merger with, or make an acquisition of, any entity in which any member of management serves as an officer, director or partner, or in which they or their family members own or hold any ownership interest.

Reporting requirements may delay or preclude an acquisition. Section 13 of the Securities Exchange Act of 1934 (the "Exchangde Act") requires companies subject thereto to provide certain information about significant acquisitions including financial statements of such company that are audited by a certified public accounting firm registered with the Public Company Accounting Oversight Board. These financial statements would cover a period of one or two years, depending on the relative size of the acquisition. The time and additional costs that may be incurred by some target companies to prepare such financial statements may significantly delay or essentially preclude consummation of an otherwise desirable acquisition by the Company. Acquisition prospects that do not have or are unable to obtain the required audited financial statements may not be appropriate for acquisition so long as the reporting requirements of the Exchange Act are applicable.

The Company has neither conducted, nor have others made available to it, market research indicating that demand exists for the transactions contemplated by the Company. Even in the event demand exists for a merger or acquisition of the type contemplated by the Company, there is no assurance the Company will be successful in completing any such business combination.

The Company's proposed operations, even if successful, will in all likelihood result in the Company engaging in a business combination with only one business entity. Consequently, the Company's activities will be limited to those activities engaged in by the business entity which the Company merges with or acquires. The Company's inability to diversify its activities into a number of areas may subject the Company to economic fluctuations within a particular business or industry and therefore increase the risks associated with the Company's operations.

Potential for being classified an Investment Company. Although the Company will be subject to regulation under the Exchange Act, management believes the Company will not be subject to regulation under the Investment Company Act of 1940, insofar as the Company will not be engaged in the business of investing or trading in securities. In the event the Company engages in business combinations which result in the Company holding passive investment interests in a number of entities, the Company could be subject to regulation under the Investment Company Act of 1940. In such event, the Company would be required to register as an investment company and could be expected to incur significant registration and compliance costs. The Company has obtained no formal determination from the Securities and Exchange Commission as to the status of the Company under the Investment Company Act of 1940 and, consequently, any violation of such Act could subject the Company to material adverse consequences.

A business combination involving the issuance of the Company's common stock will, in all likelihood, result in shareholders of a target company obtaining a controlling interest in the Company. Any such business combination may require that shares of the Company’s common stock held by its current officer to be sold or otherwise transferred to others individuals or entities, by him. The resulting change in control of the Company will likely result in removal of the present officer and director of the Company and a corresponding reduction in or elimination of his participation in the future affairs of the Company. Currently, the Company has no pending acquisitions, business combinations or mergers that it is considering.

The Company's primary plan of operation is based upon a business combination with a business entity which, in all likelihood, will result in the Company issuing securities to shareholders of such business entity. The issuance of previously authorized and unissued common stock of the Company would result in reduction in percentage of shares owned by the present shareholders of the Company and would most likely result in a change in control or management of the Company.

Federal and state tax consequences will, in all likelihood, be major considerations in any business combination that the Company may undertake. Currently, such transactions may be structured so as to result in tax-free treatment to both the Company and any company that it acquires, pursuant to various federal and state tax provisions. The Company intends to structure any business combination so as to minimize the federal and state tax consequences to both the Company and the target company; however, there can be no assurance that such business combination will meet the statutory requirements of a tax-free reorganization or that the parties will obtain the intended tax-free treatment upon a transfer of stock or assets. A non-qualifying reorganization could result in the imposition of both federal and state taxes which may have an adverse effect on both parties to the transaction.

Management of the Company will request that any potential business opportunity provide audited financial statements. One or more attractive business opportunities may choose to forego the possibility of a business combination with the Company rather than incur the expenses associated with preparing audited financial statements. In such case, the Company may choose to obtain certain assurances as to the target company's assets, liabilities, revenues and expenses prior to consummating a business combination, with further assurances that an audited financial statement would be provided after closing of such a transaction. Closing documents relative thereto may include representations that the audited financial statements will not materially differ from the representations included in such closing documents.

Our stock will become subject to the Penny Stock rules, which impose significant restrictions on the Broker-Dealers and may affect the resale of our stock. Our stock will become subject to Penny Stock trading rules, and investors will experience resale restrictions and a lack of liquidity. A penny stock is generally a stock that:

- is not listed on a national securities exchange or Nasdaq;

- is listed in "pink sheets" or on the NASD OTC Bulletin Board;

- has a price per share of less than $5.00; and

- is issued by a company with net tangible assets less than $5 million.

The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including:

- determination of the purchaser's investment suitability;

- delivery of certain information and disclosures to the purchaser; and

- receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

Due to the Penny Stock rules, many broker-dealers will not effect transactions in penny stocks except on an unsolicited basis. When our common stock becomes subject to the penny stock trading rules,

- such rules may materially limit or restrict the ability to resell our common stock, and

- the liquidity typically associated with other publicly traded equity securities may not exist.

It is possible that a liquid market for our stock will never develop and you will not be able to sell your stock. There is no assurance a market will be made in our stock. If no market exists, you will not be able to sell your shares publicly, making your investment of little or no value.

Item 2.

Financial Information.

Not required by smaller reporting company.

Item 3.

Properties.

The Company has no properties and at this time has no agreements to acquire any properties. The Company currently uses the home office of Mr. Davis at no cost to the Company. Mr. Davis has agreed to continue this arrangement through the term of his association as an officer of the Company.

Item 4.

Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth as of August 18, 2009, the name and the number of shares of the Company’s common stock, par value, $0.001 per share, held of record or beneficially by each person who held of record, or was known by the Company to own beneficially, more than 5% of the 21,371,750 issued and outstanding shares of the Company’s common stock, and the name and shareholdings of each director and of all officers and directors as a group.

Title of	Name and Address of	Amount and Nature of
Class	Beneficial Owner	Beneficial Ownership	Percentage of Class

Common	Jason D. Davis	1,125,000	5.26%

Common	Adam Krommenhoek	20,000,000	93.58%

Total Officers and Directors		1,125,000	5.26%
As a Group (1 Person)

(1)

Officer and/or director.

There are no contracts or other arrangements that could result in a change of control of the Company.

Item 5.

Directors and Executive Officers.

The following table sets forth as of August 18, 2009, the name, age, and position of each executive officer and director and the term of office of each director of the Corporation.

Name	Age	Position	Director or Officer Since
Jason D. Davis	38	Sole Officer and Director	June 2004

All directors hold their positions for one year or until their successors are elected and qualified. Set forth below is certain biographical information regarding the Company’s executive officer and director:

Jason D. Davis. Mr. Davis graduated with a Bachelor’s degree in Family Science from Brigham Young University in 1996. Since January 2007, Mr. Davis has held the position of Vice President of Operations and Marketing for Code Nutrition. From June 2005 until August 2006, Mr. Davis was a commercial sales agent for Property Brokers. From June 2002 until May 2005, Mr. Davis was Sales Territory Manager for Traco Manufacturing. Mr. Davis has extensive experience in sales development and currently serves as sole officer and director of the Company.

To the knowledge of management, during the past five years, no present or former directors, executive officer or person nominated to become a director or an executive officer of the Company:

(1) filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations or other minor offenses);

(3) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting, the following activities:

(i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliate person, director or employee of any investment company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) engaging in any type of business practice; or

(iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(4) was the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending, or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activity.

(5) was found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Securities and Exchange Commission has not been subsequently reversed, suspended, or vacated

(6) was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal Commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

Item 6.

Executive Compensation.

Our sole officer and director will not receive compensation. Our officer and director is reimbursed for expenses incurred on our behalf. Our officer and director will not receive any finder’s fee as a result of his efforts to implement the business plan outlined herein. However, our officer and director anticipates receiving benefits as a result of his ownership of our common stock.

We have not adopted any retirement, pension, profit sharing, stock option or insurance programs or other similar programs for the benefit of our officers, directors, or employees.

Compensation of Directors

We do not intend to compensate our director other than to reimburse any expenses incurred on our behalf.

Employment Contracts and Termination of Employment and Change in Control Arrangement

None.

Item 7.

Certain Relationships and Related Transactions.

Our policy is that a contract or transaction between the Company and another entity in which our director, has a financially interested is not necessarily void or voidable if the relationship or interest is disclosed or known to the board of directors and the stockholders are entitled to vote on the contract or transaction, or if it is fair and reasonable to our Company.

We utilize office space provided by our President at no cost to the Company.

Item 8.

Legal Proceedings.

There is no litigation pending or threatened by or against the Company.

Item 9.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

MARKET PRICE

There is no trading market for the Company's Common Stock at present and there has been no trading market for numerous years. There is no assurance that a trading market will ever develop or, if such a market does develop, that it will continue. The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii)make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. In order to qualify for listing on the Nasdaq SmallCap Market, a company must have at least (i) net tangible assets of $4,000,000or market capitalization of $50,000,000 or net income for two of the last three years of $750,000; (ii) public float of 1,000,000 shares with a market value of $5,000,000; (iii) a bid price of $4.00; (iv)three market makers; (v) 300 shareholders and (vi) an operating history of one year or, if less than one year, $50,000,000 in market capitalization. For continued listing on the Nasdaq Small Cap Market, a company must have at least (i) net tangible assets of$2,000,000 or market capitalization of $35,000,000 or net income for two of the last three years of $500,000; (ii) a public float of 500,000 shares with a market value of $1,000,000; (iii) a bid price of $1.00; (iv) two market makers; and (v) 300 shareholders.

If, after a merger or acquisition, the Company does not meet the qualifications for listing on the Nasdaq SmallCap Market, the Company's securities may be traded in the over-the-counter (“OTC”) market. The OTC market differs from national and regional stock exchanges in that it (1) is not sited in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the “specialist” common to stock exchanges. The Company may apply for listing on the NASD OTC Bulletin Board or may offer its securities in what are commonly referred to as the “pink sheets” of the National Quotation Bureau, Inc. To qualify for listing on the NASD OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or offer quotations and to sponsor the company for listing on the Bulletin Board. If the Company is unable initially to satisfy the requirements for quotation on the Nasdaq SmallCap Market or becomes unable to satisfy the requirements for continued quotation thereon, and trading, if any, is conducted in the OTC market, a shareholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities.

HOLDERS

There are approximately 30 holders of the Company's Common Stock. The issued and outstanding shares of the Company's Common Stock were issued in accordance with the exemptions from registration afforded by Sections 3(b) and 4(2) of the Securities Act of 1933 and Rule 506 and Rule 147 promulgated thereunder.

DIVIDENDS

The Company has not paid any dividends to date, and has no plans to do so in the immediate future.

Item 10.

Recent Sales of Unregistered Securities.

In August, 2009, the Company sold 20,000,000 shares of restricted common stock for $20,000 cash to an accredited investor. The shares were sold without registration and pursuant to an exemption under Regulation D, Rule 506 and Section 4(2) of the Securities Act of 1933, as amended. No brokers or commission were paid on the transaction.

Item 11.

Description of Registrant’s Securities to be Registered.

COMMON STOCK

We are authorized to issue up to 100,000,000 shares of common stock, $0.001 par value. As of the date of this registration statement, there are 21,371,750 shares of common stock issued and outstanding. We have approximately 30 shareholders.

The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights and the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available for dividends. The outstanding common stock is, validly issued, fully paid and non-assessable.

PREFERRED STOCK

We are authorized to issue up to 10,000,000 shares of preferred stock, $0.001 par value. As of the date of this registration statement, there are no preferred shares issued and outstanding.

DIVIDENDS

Dividends, if any, will be contingent upon the Company's revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of the Company's Board of Directors. The Company presently intends to retain all earnings, if any, for use in its business operations and accordingly, the Board of Directors does not anticipate declaring any dividends prior to a business combination.

TRADING OF SECURITIES IN SECONDARY MARKET

The National Securities Market Improvement Act of 1996 limited the authority of states to impose restrictions upon sales of securities made pursuant to Sections 4(1) and 4(3) of the Securities Act of 1933, as amended (the “Securities Act”) of companies which file reports under Sections 13 or 15(d) of the Securities Exchange Act. The Company will file such reports. As a result, sales of the Company's common stock in the secondary trading market by the holders thereof may be made pursuant to Section 4(1) of the Securities Act (sales other than by an issuer, underwriter or broker). If, after a merger or acquisition, the Company does not meet the qualifications for listing on the Nasdaq SmallCap Market, the Company's securities may be traded in the over-the-counter (“OTC”) market. The OTC market differs from national and regional stock exchanges in that it (1) is not sited in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the “specialist” common to stock exchanges. The Company may apply for listing on the NASD OTC Bulletin Board or may offer its securities in what are commonly referred to as the “pink sheets” of the National Quotation Bureau, Inc. To qualify for listing on the NASD OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company for listing on the Bulletin Board.

TRANSFER AGENT

Action Stock Transfer, 7069 S. Highland Dr., Suite 300, Salt Lake City, UT 84121, telephone 801-274-1088.

Item 12.

Indemnification of Directors and Officers.

Our Company’s charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, no director or officer of the Company shall have any liability to the Company or its stockholders for monetary damages. The Nevada Revised Statutes provide that a corporation’s charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company’s charter and bylaws provide that the Company shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Nevada Revised Business Corporations Act and that the Company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

The charter and bylaws provide that the Company will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Company. However, nothing in the Company’s charter or bylaws protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

Item 13.

Financial Statements and Supplementary Data.

See Financial Statements beginning on Page F-1.

Item 14.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15.

Financial Statements and Exhibits.

(a)

Audited financial statements for the years ended December 31, 2007 and 2008 and unaudited interim financial statements for the six months ended June 30, 2009 and 2008

(b)

Exhibits

Exhibit
Number	Title of Document	Location

3(i)	Articles of Incorporation	Attached

3(ii)	Bylaws	Attached

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Blue Moose Media, Inc.

 (Registrant)

Date: August 18, 2009

By: /s/ Jason D. Davis

Jason D. Davis

President, Chief Executive and Financial Officer, and Director

BLUE MOOSE MEDIA, INC.

(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

BLUE MOOSE MEDIA, INC.

(A DEVELOPMENT STAGE COMPANY)

Index to Financial Statements

BLUE MOOSE MEDIA, INC.

Antioch, California

We have audited the accompanying balance sheets of Blue Moose Media, Inc. [a development stage company] as of December 31, 2008 and 2007 and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2008 and for the period from inception on July 1, 2004 through December 31, 2008. Blue Moose Media, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blue Moose Media, Inc. as of December 31, 2008 and 2007 and the results of its operations and its cash flows for the years then ended and for the period from inception on July 1, 2004 through December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming Blue Moose Media, Inc. will continue as a going concern. As discussed in Note 8 to the financial statements, Blue Moose Media, Inc. has incurred losses since its inception and has not yet established profitable operations. These factors raise substantial doubt about the ability of the Company to continue as a going concern. Management’s plans in regards to these matters are also described in Note 8. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.

Salt Lake City, Utah

August 14, 2009

BLUE MOOSE MEDIA, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	June 30, 2009 (Unaudited)	December 31, 2008	December 31, 2007
ASSETS
Current Assets
Cash	$2,390	$9,435	$22,229
Total Current Assets	2,390	9,435	22,229

Long-Term Assets
Property and Equipment, net	294	368	515
Total Long-term Assets	294	368	515

Total Assets	$2,684	$9,803	$22,744

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts Payable	$1,460	$5,896	$3,871
Advances Payable - Related Party	1,325	1,325	1,325
Total Liabilities	2,785	7,221	5,196

Stockholders' Equity (Deficit)
Preferred Stock, $0.001 par value,
10,000,000 shares authorized.
No shares issued or outstanding	-	-	-
Common Stock, $0.001 par value,
100,000,000 shares authorized.
1,371,750 shares issued and outstanding	1,372	1,372	1,372
Additional Paid in Capital	82,628	82,628	82,628
Deficit accumulated during development stage	(84,101)	(81,418)	(66,452)
Total Stockholders' Equity (Deficit)	(101)	2,582	17,548

Total Liabilities and Stockholders' Equity (Deficit)	$2,684	$9,803	$22,744

See accompanying notes to financial statements

BLUE MOOSE MEDIA, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS

	June 30, 2009 (unaudited)	June 30, 2008 (unaudited)	December 31, 2008	December 31, 2007	From Inception through June 30, 2009

Revenue	$-	$-	$-	$11,241	$24,651

General and Administrative Costs	2,683	2,388	14,966	21,897	102,364

Loss from Operations	(2,683)	(2,388)	(14,966)	(10,656)	(77,713)

Interest expense	-	-	-	419	6,388

Loss Before income Taxes	(2,683)	(2,388)	(14,966)	(11,075)	(84,101)

Income Tax - Current	-	-	-	-	-
Income Tax - Deferred	-	-	-	-	-

Net Loss	$(2,683)	$(2,388)	$(14,966)	$(11,075)	$(84,101)

Net Loss per Common Share - Basic and Diluted	$(0.00)	$(0.00)	$(0.01)	$(0.01)

Weighted Average Shares Outstanding - Basic and Diluted	1,371,750	1,371,750	1,371,750	1,357,579

See accompanying notes to financial statements

BLUE MOOSE MEDIA, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY
FROM INCEPTION ON JULY 1, 2004 THROUGH JUNE 30, 2009

	Common Stock		Additional Paid in	Deficit Accumulated During Development
	Shares	Amount	Capital	Stage	Total
Inception, July 1, 2004	-	$-	$-	$-	$-

Issuance of Common Stock	1,283,500	1,284	17,116	-	18,400
Net Loss	-	-	-	(14,511)	(14,511)

Balance at December 31, 2004	1,283,500	1,284	17,116	(14,511)	3,889

Issuance of Common Stock	37,750	38	15,062		15,100
Net Loss	-	-	-	(11,771)	(11,771)

Balance at December 31, 2005	1,321,250	1,322	32,178	(26,282)	7,218

Net Loss	-	-	-	(29,095)	(29,095)

Balance at December 31, 2006	1,321,250	1,322	32,178	(55,377)	(21,877)

Issuance of Common Stock	50,500	50	50,450	-	50,500
Net Loss	-	-	-	(11,075)	(11,075)

Balance at December 31, 2007	1,371,750	1,372	82,628	(66,452)	17,548

Net Loss	-	-	-	(14,966)	(14,966)

Balance at December 31, 2008	1,371,750	1,372	82,628	(81,418)	2,582

Net Loss	-	-	-	(2,683)	(2,683)

Balance at June 30, 2009 (unaudited)	1,371,750	$1,372	$82,628	$(84,101)	$(101)

BLUE MOOSE MEDIA, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS

	June 30, 2009 (unaudited)	June 30, 2008 (unaudited)	December 31, 2008	December 31, 2007	From Inception through June 30, 2009
Cash Flows from Operating Activities:
Net loss	$(2,683)	$(2,388)	$(14,966)	$(11,075)	$(84,101)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation Expense	74	74	147	2,700	16,052
Change in operating assets and liabilities
Accrued Interest	-	-	-	(79)	-
Accounts Payable	(4,436)	280	2,025	(4,340)	1,460

Net cash flows used in operating activities	(7,045)	(2,034)	(12,794)	(12,794)	(66,589)

Cash Flows from Investing Activities:
Purchase of Fixed Assets	-	-	-	-	(16,346)

Net cash flows used in investing activities	-	-	-	-	(16,346)

Cash Flows from Financing Activities:
Proceeds from sale of common stock	-	-	-	50,500	84,000
Proceeds from notes payable - related party	-	-	-	2,000	37,000
Payments on notes payable - related party	-	-	-	(15,151)	(37,000)
Proceeds from advances payable - related party	-	-	-	120	22,126
Payments on advances payable - related party	-	-	-	(3,392)	(20,801)

Net cash flows provided by financing activities	-	-	-	34,077	85,325

Net change in cash	(7,045)	(2,034)	(12,794)	21,283	2,390

Cash, beginning of period	9,435	22,229	22,229	946	-

Cash, end of period	$2,390	$20,195	$9,435	$22,229	$2,390

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	-	-	-	498	6,388
Income Taxes	-	-	-	-	-

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
For the Years Ended December 31, 2008 and 2007:
None

For the Periods Ended June 30, 2009 and 2008:
None

See accompanying notes to financial statements

BLUE MOOSE MEDIA, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

(Amounts Presented as of June 30, 2009 and for the six

months ended June 30, 2009 and 2008 are unaudited)

Note 1 - Organization and Summary of Significant Accounting Policies

Organization

Blue Moose Media, Inc., (”the Company") was incorporated under the laws of the State of Nevada on July 1, 2004. The Company's previous business included providing video, DVD, CD-ROM and DVD-ROM production and design services and photography and videos of special events, including weddings. Currently the Company is seeking other business opportunities. The Company is considered a development stage company as defined in Statement of Financial Accounting Standards No. 7.

Revenue Recognition

Revenue from sales and services are recognized when the service is performed and invoiced and collectability is reasonably assured.

Use of Estimates

Preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses. If the underlying estimates and assumptions, upon which the financial statements are based, change in future periods, actual amounts may differ from those included in the accompanying Financial Statements.

Cash and Cash Equivalents

The Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at the lower of cost or market. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized upon being placed in service. Expenditures for maintenance and repairs are charged to expenses as incurred. Depreciation is computed for financial statement purposes on a straight-line method over the estimated useful life of three to seven years.

Long-Lived Assets

The Company has adopted Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Earnings Per Share

The computation of basic earnings per common share is based on the weighted average number of shares outstanding during the period.

The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the period plus the common stock equivalents which would arise from the exercise of stock options and warrants outstanding using the treasury stock method and the average market price per share during the period. Common stock equivalents are not included in the diluted earnings per share calculation when their effect is antidilutive. The Company has not granted any stock options or warrants since inception.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Deferred income taxes are provided for items reported in different periods for income tax purposes than for financial reporting purposes.

Interim Financial Statements

The accompanying interim financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at June 30, 2009 and 2008 and for the periods then ended have been made. The results of operations for the periods ended June 30, 2009 and 2008 are not necessarily indicative of the operating results for the full year.

Note 2 - Property and Equipment

The Company's property and equipment consisted of the following as of June 30, 2009, December 31, 2008 and 2007:

Property & Equipment:	June 30, 2009	December 31, 2008	December 31, 2007
Furniture	1,030	1,030	1,030
Computer Equipment	15,316	15,316	15,316
Total Property & Equipment	16,346	16,346	16,346
Accumulated Depreciation	(16,052)	(15,978)	(15,831)
Net Property & Equipment	294	368	515

Depreciation expense for the periods ended June 30, 2009 and 2008 was $74 and $74, respectively. Depreciation expense was for the periods ended December 31, 2008 and 2007 was $147 and $2700, respectively.

Note 3 - Related Party Transactions and Payable

Prior to June 30, 2009 a shareholder of the Company paid expenses on behalf of the Company. The advances bear no interest and are due on demand. At June 30, 2009, December, 31, 2008 and 2007, the Company owed $1,325 to the shareholder.

Note 4 - Income Taxes

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. As a result of the implementation of Interpretation 48, the Company recognized approximately no increase in the liability for unrecognized tax benefits.

The Company has no tax positions at June 30, 2009 and December 31, 2008 and 2007 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. During the years ended December 31, 2008 and 2007, the Company recognized no interest and penalties. The Company had no accruals for interest and penalties at June 30, 2009 and December 31, 2008, and 2007.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components as of June 30, 2009 and December 31, 2008 and 2007:

	June 30,	December 31,	December 31,
	2009	2008	2007

Deferred tax assets:
NOL Carryover	$12,600	$12,200	$10,000

Valuation allowance	(12,600)	(12,200)	(10,000)

Net deferred tax asset	$-	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the period ending June 30, 2009 and for the years ended December 31, 2008 and 2007 due to the following:

	June 30,	December 31,	December 31,
	2009	2008	2007

Book loss (statutory rate)	$402	$2,245	$1,661
Valuation allowance	(402)	(2,245)	(1,661)
Tax at effective rate	$-	$-	$-

At June 30, 2009 and December 31, 2008, the Company had net operating loss carryforwards of approximately $84,100 and $81,400, respectively, that may be offset against future taxable income from the year 2008 through 2029. No tax benefit has been reported in the June 30, 2009 and December 31, 2008 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Note 5 - Capital Stock

The Company has authorized 10,000,000 shares of $0.001 par value preferred stock with such rights, preferences and designations and to be issued in such series as determined by the Board of Directors. No shares are issued and outstanding at June 30, 2009.

The Company has authorized 100,000,000 shares of $0.001 par value common stock. During July 2004, the Company issued 1,250,000 shares of common stock for cash of $5,000 at $0.004 per share. In November 2004, the Company issued 33,500 shares of common stock for cash of $13,400 at $0.40 per share. During April 2005, the Company issued 37,750 shares of common stock for cash $15,100 at $0.40 per share. During April 2006, the Company issued 50,500 shares of common stock for cash of $50,500 at $1.00 per share.

Note 6 – Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and accounts payable. The carrying amount of cash and accounts payable approximates fair value because of the short-term nature of these items.

Note 7 - Recently Issued Accounting Pronouncement

Statement of Financial Accounting Standards (“SFAS”) SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133”, SFAS No. 163, “ Accounting for Financial Guarantee Insurance Contracts”, SFAS No. 164, “Not-for-Profit Entities: Mergers and Acquisitions—Including an amendment of FASB Statement No. 142”, SFAS No. 165, “Subsequent Events”, SFAS No. 166, “Accounting for Transfers of Financial Assets—an Amendment of FASB Statement No. 140”, SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”, and SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162” were recently issued. SFAS No. 161, 163, 164, 165, 166, 167, and 168 have no current applicability to the Company or their effect on the financial statements would not have been significant.

Note 8 - Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company was only recently formed and has a limited operating history. The Company is currently seeking a business opportunity. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard management is proposing to raise any necessary additional funds not provided by operations through additional sales of its common stock. There is no assurance that the Company will be successful in raising this additional capital or in sustaining profitable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 9 - Subsequent Events

On August 6, 2009, the company effected a one for four reverse stock split. The financial statements have been restated, for all periods presented, to reflect the stock split. After the split the Company has 1,371,750 shares outstanding.

On August 12, 2009, the company issued 20,000,000 shares of post-split common stock for cash of $20,000 at $0.001 per share. This transaction resulted in a change in control of the Company.

The Company has evaluated subsequent events from the balance sheet date through August 14, 2009.